(Letterhead of Reboul, MacMurray, Hewitt, Maynard & Kristol)



                             September 20, 1999



The Cerplex Group, Inc.
111 Pacifica Avenue, Suite 300
Irvine, California 92618

                          The Cerplex Group, Inc.
                    Registration Statement on Form S-8
                    ----------------------------------


Dear Sirs:

         We have acted as counsel to The Cerplex Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), relating to the offering of an aggregate 2,835,500 shares of its Common Stock, $.03 par value (the "Shares"), pursuant to the The Cerplex Group, Inc. Stock Option and Restricted Stock Purchase Plan (the "Plan").

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Plan and the Certificate of Incorporation and By-laws of the Company.

         Based upon such examination, we are of opinion that:

         1. The Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

         2. When issued and sold upon the exercise of options granted or pursuant to awards made in accordance with the terms of the Plan, each of the Shares will be validly issued, fully paid and non-assessable.




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         We hereby consent to the use of this opinion as an exhibit to the
Registration Statement.

                               Very truly yours,



                           /s/ Reboul, MacMurray, Hewitt,
                               Maynard & Kristol





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                                                                    Exhibit 23.2